CONSULTING AGREEMENT

THIS AGREEMENT is made as of and effective the 1st day of July, 2016

BETWEEN:

POET Technologies Inc., a body corporate continued under the laws of the Province of Ontario, Canada

(hereinafter called the "Company")

AND:

David Lazovsky, an individual resident in California.

(hereinafter called the "Consultant")

OF THE SECOND PART

Whereas the Consultant had, with the acquiescence of the CEO, the Chairman of the Board, and the Chairman of the CC, been assisting the CEO related to consulting on strategic, technological, integration and other general business matters (the "Consulting Services") during the summer of 2016 and on an ongoing basis; and

Whereas it was anticipated that the fee would encompass $150,000 for the six month period from July 1 through December 31, 2016; and

Whereas this written agreement is intended to reflect the oral agreement under which the Consultant has been providing services to the Company.

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant agrees to provide the Consulting Services during the term of this agreement and shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity as may from time to time be determined by the Company and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the Board of Directors, as an independent contractor. In providing the services as a consultant pursuant to this agreement, the Consultant shall serve at the pleasure of the Board of Directors of the Company.

2. The term of this Agreement shall commence as of and effective July 1, 2016 and continue for a term ending on December 31, 2016, subject to the termination provisions hereof. The Consultant will be paid a fixed fee of USD$25,000 per month for the term of the agreement.

3. The Consultant shall be responsible for the payment of income taxes and other tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant and obtaining all necessary licenses and permits and for complying with any applicable laws, codes and regulations in connection with the provision of the Consulting Services.

4. During the term of this Agreement, the Consultant shall provide the Consulting Services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner, which services shall include working with the Company's CEO and other directors or officers of the Company and accompanying them in meetings, as needed.

5. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred on behalf of the Company in connection with the duties hereunder, provided they have been pre-approved by the Executive Chairman or the C.E.O. of the Company. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the expenses incurred, including receipts for such expenses.

6. The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the directors or officers of the Company and/or its subsidiary or subsidiaries or for the Company's purposes or except as may be necessary or desirable to further the business interests of the Company. The Consultant shall not, either during the continuance of this contract or at any time thereafter, use, for the Consultant's own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries. This obligation shall survive the expiry or termination of this agreement.

7. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant's ability in a competent and professional manner and use best efforts to promote the interests of the Company.

8. Upon expiry or termination of this agreement, the Consultant shall return to the Company any property, documentation or confidential information which is the property of the Company.

9. This Agreement may be terminated at any time:

a. for any reason without cause upon payment of the remaining fees owing for the balance of the period of this Agreement; and

b. for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing. Just cause shall be defined to include, but is not limited to dishonesty or fraud, theft, breach of fiduciary duties, being guilty of bribery or attempted bribery, or gross mismanagement.

10. The Consulting Services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

11. The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

12. It is expressly agreed, represented and understood that the parties hereto have entered into an arms length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company. Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship. Payments made to the Consultant hereunder shall be made without deduction at

source by the Company for the purpose of withholding income tax, or other statutory deductions, contributions or the like.

13. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the third business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the registered or head office of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the third business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

14. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

15. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

16. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

17. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of the State of California and the laws of the United States of America applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the State of California and the courts of the State of California shall have jurisdiction to entertain any action arising under this Agreement.

18. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

IN WITNESS WHEREOF this Agreement has been executed as of and effective the day, month and year first above written.

POET Technologies Inc.

Per: ______________________

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____
David Lazovsky